Exhibit 99.1

Genprex Announces $10 Million private placement

Austin, Texas - May 7, 2018 – Genprex, Inc. (NASDAQ: GNPX), a clinical stage gene therapy company developing a new approach to treating cancer based upon a novel proprietary technology platform, announced today that it has entered into definitive securities purchase agreements with institutional investors in connection with a private placement of $10.0 million of shares of its common stock and warrants. The per share purchase price of the common stock is equal to $12.07, and the initial exercise price for the warrants is equal to $15.62 per share. The private placement is expected to close on or about May 9, 2018, subject to satisfaction of customary closing conditions

Maxim Group LLC is acting as the exclusive placement agent for the transaction.

The warrants will be exercisable on the earlier of 6 months from the issuance date or the date of effectiveness of the registration statement registering the underlying shares for resale and will expire 5 years from such date. The warrants will be exercisable for 75% of shares of common stock purchased by each investor in the private placement. Unless waived by investors holding at least 50.1% of the shares purchased in the private placement, the Company is obligated to seek shareholder approval of the issuance of the shares issuable in the private placement no later than 60 days after the date of the purchase agreement, and it will schedule a meeting of its shareholders for that purpose.

The per share purchase price and warrant exercise price will automatically be adjusted lower, if applicable, to 85 percent with respect to the purchase price of the shares and 110 percent with respect to the exercise price of the warrants, of the lowest of the average daily prices on the three trading days after the date that (i) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the SEC and (ii) the Company’s shareholders approve the private placement transaction. If all the shares issuable pursuant to the securities purchase agreement are not included in the registration statement, another similar adjustment to the per share purchase price and warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act of 1933. Following any adjustment to the warrant exercise price, the number of shares that may be issued pursuant to a warrant will be proportionately increased. In no event will the purchase price or the warrant exercise price be less than $4.25 per share.

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable and the shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Genprex, Inc.

Genprex, Inc. is a clinical stage gene therapy company developing a new approach to treating cancer, based upon a novel proprietary technology platform, including Genprex’s initial product candidate, Oncoprex™ immunogene therapy for non-small cell lung cancer (NSCLC). Genprex’s platform technologies are designed to administer cancer fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. Oncoprex has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and modulates the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance.

Contact:

Media: James Heins ICR Healthcare 203-682-8251 James.Heins@icrinc.com	Investors: Stephanie Carrington ICR Healthcare 646-277-1282 Stephanie.Carrington@icrinc.com